Exhibit 99.1

Global Net Lease, Inc. (NYSE:GNL) Q4 and Year-end 2020 Earnings Conference Call

Executives

James Nelson – CEO & President
Chris Masterson – CFO
Louisa Quarto – Executive Vice President

Operator

Good morning and welcome to the Global Net Lease Fourth Quarter and Full Year 2020 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator. Good morning everyone and thank you for joining us for GNL's fourth quarter and year-end 2020 Earnings Call. This call is being webcast in the Investor Relations section of GNL's website at www.globalnetlease.com. Joining me today on the call to discuss the quarter’s results are Jim Nelson, GNL’s Chief Executive Officer and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including Form 10-K for the year ended December 31, 2019 filed on February 28, 2020 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Throughout today's call, we will use the term implied Investment Grade with respect to tenants. Please refer to our earnings release for more information about what we consider to be implied Investment Grade.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release and supplement, both of which are posted to our website at www.globalnetlease.com.

I will now turn the call over to our CEO, Jim Nelson. Jim?

James Nelson

Thank you, Louisa, and thanks again to everyone for joining us on today’s call. I am extremely proud of how GNL has performed throughout a year of unprecedented change and dislocation in the market. Our resilience through the last year is a testament to the strength of our strategy, including the deliberate construction of our portfolio, our focus on mission-critical industrial, distribution and office properties, and the execution of our prudent strategy in prior years to reduce our exposure to other asset classes, such as retail. From this solid base we launched our inaugural unsecured notes offering in the fourth quarter. The notes received an investment grade rating from S&P of BBB- and a rating from Fitch of BB+. We continue to acquire high-quality, accretive assets, and build momentum headed into 2021. This morning Chris and I will briefly discuss all of these initiatives, as well as our fourth quarter and full 2020 results, before taking your questions.

Our best-in-class, 4.3 billion dollar portfolio consists of 306 properties in the United States, Canada, the UK and Europe that are diversified across 130 tenants and 48 separate industries. Our property mix is currently 49% industrial and distribution, 46% office and 5% retail. Portfolio occupancy at the end of the year was 99.7% with a weighted-average remaining lease term of 8.5 years as of December 31, 2020. 67% of our annualized straight-line rent is derived from Investment Grade or Implied Investment Grade tenants. Compared to our peers, our occupancy is unmatched and the weighted-average remaining lease term in the portfolio is among the best in the sector. We also believe the credit quality of our tenants compares favorably to our peers. With no near-term expirations and with embedded contractual rent growth in 94% of leases, we believe our diversified portfolio remains stable and well positioned to create value over the long-term for our shareholders.

Rent collection for GNL remained at or above 97% in the second, third and fourth quarters of 2020 because of the strategic importance of many of our assets, our tenants' credit quality, our proactive approach to collections and our strong relationships with our tenants. In the fourth quarter we collected 99% of the Cash Rent due across our portfolio, including 99% in the U.K. and 100% in the rest of Europe. We collected 100% of the Cash Rent due from our top 20 tenants, representing almost half of our annual Cash Rent. I want to be clear that all rent collection percentages we discuss are calculated based on the original rent we would have expected to receive before COVID started and are not adjusted for negotiated deferrals or other amendments.

We are very pleased with the acquisitions we made during the year, all of which were Industrial, Distribution, and mission-critical Office assets. In total, we closed on over 460 million dollars of acquisitions. The weighted average cap rate for these acquisitions was 7.9% with a weighted average remaining lease term of 14.5 years at closing. The fourth quarter was particularly active, as we closed $292.8 million dollars of transactions that will eventually contribute over 21 million dollars of annualized straight-line rent to our portfolio.

Many of these acquisitions closed in late December and, as a result, did not meaningfully contribute to our fourth quarter or full year results. One of the largest acquisitions in the fourth quarter was a four-property US industrial portfolio including three properties leased to DST Output, LLC, a wholly owned subsidiary of Broadridge Financial Solutions, Inc. The property is leased to SKF USA, a wholly owned subsidiary of AB SKF, the world’s largest bearing manufacturer and distributor. The 1.3 million square foot portfolio is geographically diversified with properties in California, Missouri, New York and Connecticut and features three mission-critical production facilities and a state-of-the-art manufacturing facility. The in-place net leases have 1.8% average annual rent escalations and a weighted-average remaining lease term of 9.1 years.

In addition to acquisitions, we were also active signing strategic lease extensions in 2020. In Helsinki we signed an early lease extensions on two leases with our implied investment-grade tenant Finnair, the flag carrier and largest airline in Finland and majority owned by the Finnish government. We extended the lease term by 6.4 years for over 650,000 square feet, representing 1.8% of our portfolio. Closer to home, in Germantown, PA we signed a long-term lease extension with the GSA which is backed by the full faith and credit of the US government. This lease is for almost 15,000 square feet and was extended by 8.3 years. In total, we negotiated and completed 12 such extensions for over 1.6 million square feet, or 4.3% of our portfolio. These extensions collectively increased the weighted average remaining lease term at these properties to 10.8 years from 4.7 years. These extensions also reduced the concentration of leases scheduled to expire in 2024 from 17% to 12%, and we had no lease expirations in 2020 that were not renewed. Addressing lease expirations three years in advance is part of our aggressive and proactive approach to asset management. From our tenants' perspective, signing early and long-term lease extensions signals the mission-critical nature of these properties and our tenants' commitment to remaining in their space long-term.

The result of all of these efforts produced year over year growth in adjusted EBITDA, total revenue, NOI and dividend coverage. Adjusted EBITDA increased by 6.0% year over year to 248.7 million dollars in 2020 compared to 234.5 million dollars in 2019. Total revenue for the year rose 7.8% to 330.1 million dollars from 306.2 million dollars in the prior year. Net Operating Income also grew 7.1% to 297.7 million dollars from 277.9 million dollars in 2019.

In the fourth quarter we completed a 500 million dollar senior unsecured note offering. The notes have an effective interest rate of 3.75% and mature on December 15, 2027. Standard & Poor's Rating Services issued an investment grade rating of BBB- on the notes, and Fitch Ratings rated the notes BB+. GNL also received a corporate credit rating of "BB+" from both S&P and Fitch. The notes were well-received by the market and we were pleased with the demand for the offering, the rate achieved during a period of historically low interest rates and the credit ratings both on the notes and on the company. We believe that the success of the transaction is a testament to our hard work to enhance GNL's primarily investment grade portfolio over the past several years, robust rent collection throughout the pandemic, and disciplined acquisition focus.

The notes allowed us to repay in full our outstanding borrowings under our revolving credit facility, payoff 88 million dollars of secured debt and partially repay our term loan, all while adding new, long dated debt. The 7-year notes also increased our weighted average debt maturity to 5.4 years as of the end of the year. By strengthening and diversifying our balance sheet and obtaining corporate-level credit ratings, we are laying the foundation for GNL's continued growth and ability to issue unsecured notes on attractive terms in the future.

We remain committed to executing on our global investment strategy by leveraging our unique capacity to acquire assets throughout Europe and North America. Last year was a testament to the effectiveness of our strategy. We believe we will build on the substantial momentum we're carrying into 2021. We expect that momentum to dovetail with continued improvement in global economic conditions, and ultimately drive a very successful year. We believe we remain well-positioned to take advantage of evolving real estate markets and benefit from the added diversification that comes with holding a balanced portfolio of global assets located in numerous economic regions. We believe our demonstrated ability to underwrite transactions with an eye toward long-term value is what continues to set GNL apart in the net lease sector. We will continue to execute on our strategy in 2021 and beyond as we grow GNL’s global and diversified portfolio.

I’ll turn the call over to Chris to walk through the operating results in more detail and then I will follow up with some closing remarks. Chris?

Chris Masterson

Thanks, Jim. We posted improved financial results for both Q4 2020 annual and quarterly results in comparison to the prior year.

As Jim mentioned, for 2020 we recorded a 6.0% increase in Adjusted EBITDA and a 7.8% increase in revenue, with net loss attributable to common stockholders of $7.8 million. FFO was $130.9 million or $1.46 per share and AFFO was $160.5 million or $1.79 per share. The company paid common stock dividends of $155.1 million, or $1.73 per share, in 2020. Revenues increased primarily due to rental income from acquisitions. As always, a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release and supplement.

In the fourth quarter, revenue increased 13.5%, to $87.0 million, on a year over year basis. FFO was $22.7 million or $0.25 per share, and AFFO was $40.1 million or $0.45 per share. During the quarter, the company paid common stock dividends of $35.8 million.

Our balance sheet ended the fourth quarter with net debt of $2.2 billion at a weighted-average interest rate of 3.3%. Our net debt to adjusted EBITDA ratio was 8.5x at the end of the year, primarily due to the late fourth quarter closing of almost $300 million of properties. The earnings from these acquisitions had little impact on actual NOI for the quarter, contributing only $1.6 million. The weighted-average maturity at the end of the fourth quarter 2020 was 5.4 years. The components of our debt include $111.1 million on the multi-currency revolving credit facility, $303.0 million on the term loan, $1.4 billion of outstanding gross mortgage debt, and $500 million on our senior notes. This debt was approximately 95.8% fixed rate, which is inclusive of floating rate debt with in-place interest rate swaps. The company has a well-cushioned interest coverage ratio of 3.7x. As of December 31, 2020, liquidity was approximately $218.8 million, which comprises $124.2 million of cash on hand and $94.5 million of availability under the credit facility.

Our net debt to enterprise value was 54.5%, with an enterprise value of $4.0 billion based on the December 31, 2020 closing share price of $17.14 for common shares, $26.16 for Series A preferred shares, and $25.40 for Series B preferred shares.

As a quick update to the hedging program, we have continued to use our hedging strategy to manage our exposure to fluctuations in interest rates and in local currencies against the US dollar for our European portfolio. Regarding currency hedging, the company has used and may continue to use foreign currency derivatives to manage its exposure to fluctuations in GBP-USD and EUR-USD exchange rates. With that, I'll turn the call back to Jim for some closing remarks.

James Nelson

Thank you, Chris.

I am very proud of the way that GNL didn’t just weather the storm that was 2020, but actively sought and executed on opportunities to enhance our portfolio and balance sheet. We sourced and closed on over 460 million dollars of accretive acquisitions. We obtained our own credit rating and issued 500 million dollars of unsecured debt that we received an investment grade rating from S&P of BBB- and a rating from Fitch of BB+. We didn’t slow down our pursuit of these objectives during the pandemic and were able to issue these notes in a low interest rate environment at an attractive coupon. We signed early and long-term lease extensions based on the mission-critical nature of our assets and extended all of the leases that expired in 2020, a true testament to our tenants' commitment to their space, and the relationships we have built. Our stock performed well last year, and we believe that improving global economic conditions will benefit well-constructed companies like GNL. Going forward we will continue to maintain our focus on industrial, distribution and mission critical office acquisitions that are accretive to our portfolio and capital markets transactions that will support our future growth. We are emboldened by the outstanding performance of our institutional-grade portfolio and are poised to continue our success in the coming year and beyond.

With that, Operator, we can open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions].